EXHIBIT 4(E)









                           FIRSTENERGY CORP.

                 EXECUTIVE DEFERRED COMPENSATION PLAN






















                      Effective September 28, 1985

              Amended and Restated as of January 1, 1999

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                        TABLE OF CONTENTS


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ARTICLE I - PURPOSE, EFFECTIVE DATE, AND COMPANY                   1

1.1  Purpose                                                       1
1.2  Effective Date                                                1
1.3  Company                                                       1
1.4  Designation of Participating Companies                        1
1.5  Withdrawal From Plan of Participating Employer                1
1.6  Delegation of Authority                                       2
1.7  Committee                                                     2

ARTICLE II - PARTICIPATION AND DEFERRAL COMMITMENTS                2

2.1  Eligibility and Participation                                 2
2.2  Form of Deferral; Minimum Deferral                            2
2.3  Modification of Deferral Commitment                           3
2.4  Vesting of Retirement Account                                 3

ARTICLE III - DEFERRED COMPENSATION ACCOUNTS                       3

3.1  Elective Deferred Compensation                                4
3.2  Type of Account                                               4
3.3  Retirement Account Interest                                   4
3.4  FirstEnergy Stock Account Earnings                            5
3.5  Determination of Accounts                                     6
3.6  Statement of Accounts                                         6

ARTICLE IV - SUPPLEMENTAL PENSION BENEFIT                          6

4.1  Eligibility                                                   6
4.2  Purpose                                                       6
4.3  Supplemental Pension Benefit                                  7
4.4  Payment of Supplemental Pension Benefit                       7

ARTICLE V - PLAN BENEFITS                                          8

5.1  Separation of Employment Benefit                              8
5.2  Death Benefit                                                 8
5.3  Form of Benefit Payment                                       8
5.4  Withholding; Payroll Taxes                                   10
5.5  Commencement of Payments                                     10
5.6  Full Payment of Benefits                                     10
5.7  Payment to Guardian                                          10


                                                                  (i)

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                             TABLE OF CONTENTS


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ARTICLE VI - BENEFICIARY DESIGNATION                              10

6.1    Beneficiary Designation                                    10
6.2    Amendments                                                 11
6.3    No Beneficiary Designation or Death of Beneficiary         11
6.4    Effect of Payment                                          11

ARTICLE VII - ADMINISTRATION                                      11

7.1    Committee; Duties                                          11
7.2    Agents                                                     13
7.3    Indemnity of Committees                                    13

ARTICLE VIII- CLAIMS PROCEDURE                                    13

8.1    Claim                                                      13
8.2    Denial of Claim                                            13
8.3    Review of Claim                                            14
8.4    Final Decision                                             14

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN                    14

9.1    Right to Amend                                             14
9.2    Right to Terminate                                         14

ARTICLE X - MISCELLANEOUS                                         15

10.1   Unfunded Plan                                              15
10.2   Unsecured General Creditor                                 15
10.3   Obligations to Company                                     15
10.4   Nonassignability                                           15
10.5   Not a Contract of Employment                               16
10.6   Protective Provisions                                      16
10.7   Captions                                                   16
10.8   Governing Law                                              16
10.9   Validity                                                   16
10.10  Notice                                                     16
10.11  Successors                                                 17

APPENDIX A

APPENDIX B

 Change in Control
                                                                 (ii)
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                            FIRSTENERGY CORP.

                  EXECUTIVE DEFERRED COMPENSATION PLAN



             ARTICLE I-PURPOSE, EFFECTIVE DATE, AND COMPANY

1.1  Purpose

     The purpose of this Executive Deferred Compensation Plan (the "Plan") is to provide current tax planning opportunities as well as supplemental funds for retirement, death, disability or other separation of employment for key executives of FirstEnergy Corp. (the "Company"). The Plan is part of an integrated executive compensation program that is intended to attract, retain, and motivate certain key executives who are in positions to make significant contributions to the operation and profitability of the Company for the benefit of stockholders and customers.

1.2  Effective Date

     The Plan shall be effective the pay period beginning September
28, 1985.

1.3  Company

     The Plan is adopted for the benefit of selected employees of the Company. Actions by the Company with respect to the Plan shall be taken by the Chief Executive Officer of FirstEnergy Corp. (the "Chief Executive Officer") or other designated person(s) appointed by the Chief Executive Officer to approve or take such action.

1.4  Designation of Participating Companies

     The Compensation Committee of the Board of Directors of FirstEnergy Corp. (the "Compensation Committee") or the Chief Executive Officer may allow other corporations or other entities affiliated with or subsidiary to the Company to participate in the Plan without approval or ratification by the Company's Board of Directors. Such companies ("Participating Companies") and their adoption dates shall be added to Appendix A, which is attached hereto and incorporated herein by reference.

1.5  Withdrawal From Plan of Participating Employer

     Any Participating Company may at any time, by resolution of its Board of Directors (with notice thereof to the Company's Board of Directors if the terminating company is not FirstEnergy Corp.), terminate its participation in the Plan. Participating Companies which cease to be Participating Companies shall be shown in Appendix A together with their adoption dates and termination dates.

1.6  Delegation of Authority

     The Company is hereby fully empowered to act on behalf of itself and the other Participating Companies as it may deem appropriate in maintaining the Plan. Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof will constitute and represent, without any further action on the part of any Participating Company, the approval, adoption, ratification or confirmation by each Participating Company of any such amendment or termination. In addition, the appointment of or removal by the Company of any Committee member or other person under the Plan shall constitute and represent, without any further action on the part of any Participating Company, the appointment or removal by each Participating Company of such person.

1.7  Committee
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     "Committee" means the Administrative Committee that shall
administer this Plan as provided in Article VII. The Committee shall consist of three (3) or more individuals appointed by the Chief
Executive Officer.


           ARTICLE II-PARTICIPATION AND DEFERRAL COMMITMENTS

2.1  Eligibility and Participation

          (a) Eligibility. The Chief Executive Officer may designate any key executive as eligible to participate in the Plan.

          (b) Participation. An individual who becomes eligible to participate in the Plan during a Deferral Period may elect to participate in the Plan by filing with the Committee a Participation Agreement in a form prescribed by the Committee by December 31 of the calendar year preceding the next following Deferral Period.

          (c) Deferral Period. "Deferral Period" means a single calendar year inclusive of all pay periods paid in such calendar year for which a Participant has made a Salary or Annual
     Incentive Award Deferral Commitment.

          (d) Participant. "Participant" means any eligible individual who has elected to make deferrals under this Plan.

2.2  Form of Deferral; Minimum Deferral

     A Participant may elect in the Participation Agreement the following Deferral Commitment:

          (a) Salary Deferral Commitment. A Participant may elect to defer a percentage of base salary for the Deferral Period. The amount to be deferred must not be less than one percent (1%) nor more than twenty-five percent (25%) of base salary. The commitment must be in increments of at least one percent (1%) of base salary.

          (b) FirstEnergy Corp. Plan Exception. In addition to the deferral permitted under (a) above, any Participant that is eligible to participate in the FirstEnergy Corp. Savings Plan (the "Savings Plan") may elect to defer under this Plan that portion of base salary which could be deferred under the terms of the Savings Plan but for limits of the provisions of Sections 401(a)(17), 401(k)(3), 402(g)(1) and (5) of the Internal Revenue
     Code of 1986, as amended, which preclude such deferral under the Savings Plan.

          (c) Deferral Commitment for Annual Incentive Award and/or Long-Term Incentive Award From Executive Incentive Compensation Plan. A Participant may elect to defer a percentage of his or her Annual Incentive Award and/or Long-Term Incentive Award payable the following calendar year. The amount to be deferred must not be less than one percent (1%) nor more than one hundred percent (100%) of such award, less any taxes required to be withheld and applicable deductions. The commitment must be in increments of at least one percent (1%).

          (d) Period of the Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for that Deferral Period. It shall also remain in effect unless revoked or amended in writing by the Participant and delivered to the Committee by December 31 of the year preceding a subsequent Deferral Period.

2.3  Modification of Deferral Commitment

       A Deferral Commitment shall be irrevocable, except that the Committee may permit a Participant to reduce or waive the remainder of the Deferral Commitment for a calendar year upon a finding, based upon uniform standards established by the Committee, that the Participant has suffered an unforeseen and sudden financial emergency. If the Committee grants a waiver in the Deferral Commitment, the Participant may not make any further deferrals under the Plan unless the Participant files a new Deferral Commitment in writing and delivers it to the Committee by December 31 to be effective for the following calendar year. Notwithstanding the foregoing, if a Participant, who is required to file reports under Section 16 of the Securities Act of 1934, requests a waiver of Deferral Commitment with respect to a Stock Account, the request must be approved by the Compensation Committee of the Board.
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2.4  Vesting of Retirement Account

     A Participant shall be one hundred percent (100%) vested in all amounts credited to such Participant's Retirement Account. For the FirstEnergy Stock Account, a Participant shall be one hundred percent (100%) vested in the Account balance attributable to the Participant's deferrals. Vesting for amounts attributable to the company-provided premium is determined in Section 3.4(e).


              ARTICLE III-DEFERRED COMPENSATION ACCOUNTS

3.1  Elective Deferred Compensation

       The amount of salary and/or Annual Incentive Award that a Participant elects to defer shall be withheld and credited to the Participant's Retirement Account. A Participant may elect some portion of that Annual Incentive Award and/or Long-Term Incentive Award deferral to be credited to the FirstEnergy Stock Account. Any withholding of taxes or other amounts with respect to deferred compensation which is required by state, federal or local law shall be withheld to the extent possible from the Participant's nondeferred compensation, if any.

3.2  Type of Account

       A Retirement Account shall be maintained for a Participant solely for recordkeeping purposes. For Participants in the active employ of the Company on or after January 1, 1999, a FirstEnergy Stock Account shall also be maintained solely for recordkeeping purposes. The deferred salary and deferred Annual Incentive and/or Long-Term Incentive Award shall be credited to such Accounts as elected by the Participant. For any participant who separated employment from the Company prior to January 1, 1996, with a vested "Separation Account" (as that term was defined under the Plan in effect at the time of such separation ("Prior Plan")) such Prior Plan and any references in this Plan to "Retirement Account" shall, for such Participants, mean "Separation Account." As of January 1, 1999, former Participants of the Centerior Deferred Compensation Plan who have an account balance under such Plan and who are active employees of FirstEnergy Corp. as of January 1, 1999, shall have such account balance transferred into a Retirement Account under this Plan.

3.3  Retirement Account Interest

     The Retirement Account shall be credited with Interest as follows:

          (a) Retirement Account Interest. The interest rate credited to a Retirement Account shall be the annual equivalent of the average of the Moody's Average Corporate Bond Yield Index for the twelve (12) months of November through October preceding the Deferral Period ("Moody's") as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Committee, plus three (3) percentage points. The maximum Moody's rate to be used in this calculation shall be twelve percent
    (12%).

          (b)  Senior Management Retirees. Members of Senior
     Management who retired before July 1, 1998 will continue to receive interest credited at the greater of:

               (i) The annual equivalent of the average of the Moody's Average Corporate Bond Yield Index for the twelve
          (12) months of November through October preceding the Deferral Period ("Moody's") as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Committee, plus four (4) percentage points, or

               (ii) The annual equivalent of a twelve percent (12%) annual yield.

3.4  FirstEnergy Stock Account Earnings

     The FirstEnergy Stock Account balance shall be determined as follows:
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          (a)  FirstEnergy Stock Account Earnings Rate. This Account
     shall be a phantom investment fund which shall be credited with earnings (whether a gain or loss) at the same rate as FirstEnergy Stock.

          (b) Stock Account Premium. Each deferral into the Stock Account shall be credited by the Company with a twenty percent (20%) premium as of the date the deferral is made.

          (c) Determination of Stock Units. Amounts deferred into the Stock Account shall be converted into stock units. The number of stock units credited to the Stock Account shall be determined by dividing the amount deferred into the Stock Account, plus the Company-provided premium, by the average daily closing price of FirstEnergy common Stock during February of the year in which the deferral is made.

          (d) Dividends. Additional stock units shall be credited to the Stock Account when dividend payments are made to FirstEnergy shareholders. The number of additional units credited shall be based on the number of units in the Stock Account and the market price of FirstEnergy stock at the close of that business day.

          (e) Three (3) Year Premium Restriction. The Company-provided premium, and any earnings (whether a gain or loss) on that premium, shall be one hundred percent (100%) vested at the end of three (3) years from the date of the deferral for which such premium was credited to the Participant's Stock Account. In order to vest and receive payment of the Stock Account Premium and any earnings thereon (whether a gain or a loss) at the end of the three (3) year restriction period, the Participant must still be employed by the Company or have retired at or after age sixty-two (62) with a FirstEnergy Stock Account deferral election in place. The three (3) year premium restriction shall continue to apply beyond retirement at or after age sixty-two (62). A Company-provided premium, and any earnings thereon, shall be fully vested in less than three (3) years if a Participant's termination of employment occurs due to the following events:

             (i)    Death;

             (ii)   Disability;

             (iii) Involuntary termination under conditions where the Participant becomes eligible for and elects to accept a FirstEnergy severance benefit.

          (f) Change in Control. A Participant will be fully vested in the Company-provided premium if a Change in Control, as defined in Appendix B, which is attached hereto and incorporated herein by reference, results in FirstEnergy not being the controlling company.

          (g) Premium Forfeiture. The premium, and any appreciation on that premium, will be forfeited during the three-year restriction period if the Participant retires from employment prior to age sixty-two (62) or if termination occurs for any reason other than those stated in Section 3.4(e) and (f) above.

3.5  Determination of Accounts

     Determination Dates shall be specified by the Committee. Each Participant's Retirement Account as of each Determination Date shall consist of the balance as of the immediately preceding Determination Date, plus the Participant's elective deferred compensation and interest credited, minus the amount of any distributions made, since the immediately preceding Determination Date. Interest credited shall be calculated as of each Determination Date based upon the average daily balance of the account since the preceding Determination Date. Each Participant's Stock Account as of each Determination Date shall consist of the value of the stock units in the Stock Account on that date.

3.6  Statement of Accounts

     The Committee shall submit to each Participant, after the close of each calendar year and at such other times as determined by the Committee, a statement setting forth the balance to the credit of the Accounts maintained for a Participant.

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               ARTICLE IV-SUPPLEMENTAL PENSION BENEFIT

4.1  Eligibility

     A Participant means any employee who is eligible to participate in this Plan according to Section 2.1(a), irrespective of whether or not such employee has elected to participate in this Plan in accordance with Section 2.1(b).

4.2  Purpose

     The Company maintains a tax-qualified defined benefit pension plan known as the FirstEnergy Corp. Pension Plan ("Pension Plan"). Benefits under the Pension Plan are based on certain employee earnings and are subject to limitations imposed by the Internal Revenue Code ("the Code") and the Pension Plan calculation formulas. It is intended that the benefit provided by this Article IV supplement a Participant's (or his or her Surviving Spouse or Provisional Payee as designated under the Pension Plan) reduction in his or her retirement income or vested pension benefit, as appropriate, from the Pension Plan as a result of:

          (a)  Electing deferrals under this Plan; or

          (b) Limitations imposed by Sections 401(a)(17) and Section 415 of the Code on Pension Plan earnings; or

          (c) The exclusion of Annual Incentive Awards from Pension Plan benefit calculation under certain of the pension formulas that only consider employee base earnings.

4.3  Supplemental Pension Benefit

     At the time a Participant separates employment for any reason and is entitled to a benefit under the Pension Plan, the Company shall pay to the Participant, his or her Surviving Spouse or Provisional Payee as designated by the Participant under the Pension Plan, a supplemental pension benefit from its general assets equal to the amount of the benefit that would have been payable under the Pension Plan, calculated without regard to the Participant's deferrals under the Plan, the limitations imposed by Sections 401(a)(17) and Section 415 of the Code on the Participant's Pension Plan earnings after January 1, 1996, or the exclusion of Annual Incentive Awards after January 1, 1996, from the Participant's Pension Plan earnings, less the benefit actually payable under the Pension Plan. Such supplemental pension benefit shall be nonforfeitable upon the date the Participant separates employment.

4.4  Payment of Supplemental Pension Benefit

     The supplemental pension benefit provided for in Section 4.3 shall be paid in the same form and manner over the same period as payments under the Pension Plan.


                      ARTICLE V-PLAN BENEFITS

5.1  Separation of Employment Benefit

     The Company shall pay a Plan benefit equal to the amount of the Participant's Retirement Account to each Participant who separates employment for any reason other than death.

5.2  Death Benefit

     Upon the death of a Participant, either before or after separation of employment, the Company shall pay to the Participant's Beneficiary an amount equal to the Participant's Retirement Account balance.

5.3  Form of Benefit Payment

          (a)  Retirement Benefit-Retirement Account. For a
     Participant who at the time of separation of employment is age fifty-five (55) or over and is entitled to a benefit under the Pension Plan, the Retirement Account balance shall be paid as

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     elected by the Participant in the Participation Agreement.
     However, the Participant may amend such election up to ninety
     (90) days prior to the date of Retirement. Forms of benefit payment shall be:

              (i)   A lump-sum payment; and/or

              (ii) Monthly installments of principal and interest over a period of up to one hundred eighty (180) months. The amount of the installment shall be redetermined January 1 of each year based upon the then current rate of Interest on Retirement Accounts, the remaining Retirement Account balance, and the remaining number of payment periods.

              (iii) A Participant may irrevocably elect at least ninety (90) days prior to the date of Retirement to defer commencement of payment of the Retirement Account to a later date. Payments from the Retirement Account must commence, however, no later than the first day of the month following the Participant's seventieth (70th) birthday.

          (b)  Disability Benefit-Retirement Account. If a
     Participant separates employment at any age by reason of disability, the Retirement Account balance shall be paid as elected by the Participant in the Participation Agreement. "Disabled" means a disability such that a Participant would be entitled to receive a monthly disability pension payment under the Pension Plan. For the purposes of this provision, such a Participant need not have completed ten (10) years of Eligibility Service, as defined by the Pension Plan, with the Company. However, the Participant may amend such election any time prior to Disability. Forms of benefit payments shall be the same as in
     Section 5.3(a)(i) and/or (ii).

          (c) Separation of Employment Benefit for Reasons Other Than Retirement, Disability or Death-Retirement Account. For a Participant who at the time of separation from employment is under age fifty-five (55) or who is not entitled to a benefit under the Pension Plan, the Retirement Account balance shall be paid in a lump sum following separation from employment.

          (d)  Death Benefits-Retirement Account

               (i) If a Participant dies prior to separation of employment, the Retirement Account balance shall be paid to the Beneficiary as elected by the Participant in the Participation Agreement or Form of Benefit Payout, whichever is on file and controlling. The Participant may amend such election any time prior to death. Form of benefit payments shall be the same as in Section 5.3(a)(i) and/or (ii).

              (ii) If a Participant dies after separation of employment due to Retirement or Disability, the Retirement Account balance shall continue to be paid to the Beneficiary in the form and manner elected by the Participant in the Participation Agreement or Form of Benefit Payout, whichever is on file and controlling. However, if the Participant elected to defer commencement of retirement benefits to a later date (pursuant to Section 5.3(a)(iii)) and dies prior to commencement of retirement benefit payments, the election to defer commencement of retirement benefit payments will become null and void and payments will commence immediately to the Beneficiary in the form and manner elected by the Participant.

          (e) Stock Account. The Stock Account shall be paid in a lump sum, less applicable taxes, in the form of FirstEnergy stock.

          (f) Participant Call Provision. Notwithstanding Section 5.3(a), (b), (c) and (d) above, a Participant (or the Participant's Beneficiary in case of the death of the Participant) at any time may request an accelerated distribution of his or her Retirement Account, subject to a ten percent (10%) penalty. Notwithstanding Section 5.3(e) above, a Participant may request an accelerated distribution of the Stock Account subject to the loss of the twenty percent (20%) premium and associated earnings and a ten percent (10%) penalty on the balance. The distribution will be paid in Company Stock. Such request must be made in writing in a form and manner specified by the Committee. The Company will distribute to the Participant or Beneficiary the remaining balance of his or her Retirement Account and/or Stock Account as a lump sum within sixty-three (63) days after the end of the month the Committee receives the request. Such distribution shall completely discharge the Committee and the Company from all liability with respect to the Participant's or Beneficiary's Accounts. Further, if the Participant is in the active employ of the Company, the Participant may not resume any further deferrals into the Plan until January 1 of the second calendar year following the calendar year in which the Participant receives such distribution. Notwithstanding the

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     foregoing, if a Participant, who is required to file reports under Section 16 of the Securities Act of 1934, requests an accelerated distribution of his Stock Account, the request must be approved by the Compensation Committee of the Board.

          (g) Inservice Withdrawal Provision. Notwithstanding the foregoing in Section 5.3(a), (b), (c) and (d) above, a Participant who is in the active employ of the Company and has been a Plan Participant for at least five (5) years may request to withdraw a portion of his or her Retirement Account. Such request may be made once per year and must be made in writing in a form and manner specified by the Committee and must specify the amount to be withdrawn and the future date or dates to be paid which must be the first of a month in the second calendar year following the calendar year in which the request is made. The request will be irrevocable after December 31, of the calendar year in which it is made unless, prior to payment, the Participant separates employment or dies at which time the request will become null and void and the Participant's Retirement Account balance shall be paid as elected by the Participant in the Participation Agreement pursuant to Section 5.3(a), (b), (c) or (d).

5.4  Withholding; Payroll Taxes

     The Company shall withhold from payments made hereunder to the Participant or any Beneficiary, any amounts required by applicable law to be withheld. Company may withhold from either deferred or nondeferred compensation any amounts required to be withheld by the Federal Insurance Contributions Act (FICA) and/or the Federal Unemployment Tax Act (FUTA), as amended from time to time. All Plan administration expenses incurred by the Company or Committee shall be borne by the Company.

5.5  Commencement of Payments

     Payment shall commence at the discretion of the Committee, but not later than sixty-three (63) days after the end of the month in which the Participant retires (or the later date if the Participant elects to defer commencement of payment under Section 5.3(a) (iii)), dies, becomes disabled or otherwise separates employment with the Company. All payments shall be made as of the first day of the month.

5.6  Full Payment of Benefits

     Notwithstanding any other provision of this Plan, all benefits shall be paid no later than one hundred eighty (180) months following the date the Participant reaches age seventy (70) or termination of service, whichever is later.

5.7  Payment to Guardian

     If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.


                  ARTICLE VI-BENEFICIARY DESIGNATION

6.1  Beneficiary Designation

     Each Participant shall have the right, at any time, to designate one (1) or more persons as the Participant's primary or contingent Beneficiary(ies) to whom benefits under this Plan, except benefits payable pursuant to Article IV, shall be paid in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Unless stated otherwise in writing in the form provided by the Committee, the payments hereunder shall be paid in equal shares to surviving beneficiaries if more than one (1) Beneficiary has been chosen. Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only

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when filed with the Committee during the Participant's lifetime. If a
Participant's compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.2  Amendments

     Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3  No Beneficiary Designation or Death of Beneficiary

     In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant, the Participant's designated Beneficiary shall be the person in the first of the following classes in which there is a survivor:

     (a)  The surviving spouse;

     (b)  The Participant's estate;

     In the event of the death of a Beneficiary after payments commence but prior to the Beneficiary receiving all benefit payments hereunder, the remaining balance of the Beneficiary's portion of the Retirement Account shall be paid in a lump sum to the estate of the Beneficiary.

6.4  Effect of Payment

     Payment to the Beneficiary (or to the Beneficiary's estate) shall completely discharge the Company's obligations under this Plan.


                  ARTICLE VII-ADMINISTRATION

7.1  Committee; Duties

     This Plan shall be administered by the Committee appointed in
Section 1.7. Members of the Committee may be Participants in this Plan. However, no member of the Committee may participate in a review of his or her own claim under Article VIII. The Committee shall administer the Plan and shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive, and binding except as otherwise provided in Article
VIII. A majority vote of the Committee members shall control any decision. Any discretionary actions to be taken under the Plan by the Committee with respect to the classification of Employees, Participants, contributions or benefits shall be uniform in nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following discretionary authority, powers and duties:

          (a) To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

          (b) To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

          (c) To interpret the Plan and to resolve ambiguities, inconsistencies and omissions;

          (d) To decide all questions concerning the Plan and any questions concerning the eligibility of any Employee to participate in the Plan; and

          (e) To determine the amount of benefits which will be payable to any person in accordance with the provisions of the Plan.

7.2  Agents

     In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company.

7.3  Indemnity of Committees

     The Company shall indemnify and hold harmless the members of the Committee and the Compensation Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of intentional misconduct.


                     ARTICLE VIII-CLAIMS PROCEDURE

8.1  Claim

     Any person claiming a benefit, requesting an interpretation or ruling under the Plan or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable, but no more than sixty-three (63) days after the end of the month in which the request was received. Payment of a claimed benefit shall also constitute a written response.

8.2  Denial of Claim

     If the claim or request is denied, the written notice of denial shall state:

          (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

          (b) A description of any additional material or information required and an explanation of why it is necessary.

          (c)  An explanation of the Plan's claim review procedure.

     For purposes of this Section 8.2, the failure by the Committee to deliver within the sixty-three (63) day period notice of a written denial of claim shall constitute a written response of denial, unless the failure to correspond was the result of clerical or administrative error.

8.3  Review of Claim

     Any person whose claim or request is denied or who has not received a response within sixty-three (63) days after the end of the month in which the request was received may request review by notice given in writing to the Compensation Committee. The claim or request shall be reviewed by the Compensation Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have a representative examine pertinent documents and submit issues and comments in writing.

8.4  Final Decision

     The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.


           ARTICLE IX-AMENDMENT AND TERMINATION OF PLAN

9.1  Right to Amend

     The Plan may be amended any time by action of the Board or the Compensation Committee or by a writing executed on behalf of the Board or Compensation Committee by the Company's duly elected officers, except that:

          (a) No amendment shall be effective to decrease or restrict any Participant's Retirement Account balance or Supplemental
     Pension Benefit accrued to that date, and

          (b) No amendment shall be effective to restrict the right of a Participant to elect to receive a lump-sum form of benefit payment of his or her Retirement Account upon retirement, death, disability or separation of employment, and

          (c) No amendment to the definition of Retirement Account Interest in Section 3.3(a) and (c) shall decrease the interest rate credited to the Retirement Account balance of any Participant below the Moody's Average Corporate Bond Yield Index less one percent (1%), or else the Retirement Account balance will be paid to all Participants within sixty (60) days of such amendment. Such amendment shall be effective on the first day of the calendar year following such amendment, provided that all Participants are notified of such amendments no later than November 15 of the year in which such amendment occurs.

9.2  Right to Terminate

     The Board or the Compensation Committee of the Board may at any time terminate the Plan if, in its sole judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company. Such termination shall not adversely affect any Plan Participant's Retirement Account balance or accrued Supplemental Pension Benefit. The Company shall pay the Retirement Account balance to all Participants within sixty (60) days after the effective date of the Plan termination.

                     ARTICLE X-MISCELLANEOUS

10.1  Unfunded Plan

     This Plan is intended to be an unfunded plan for federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended, maintained primarily to provide deferred compensation benefits for a select group of management employees or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who, by virtue of their position with the Company, have the ability to materially affect the Company's profitability and operations.

10.2  Unsecured General Creditor

     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Company. Any and all Company's assets shall be, and remain, the general, unpledged, unrestricted assets of Company. Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of Company to pay money in the future.

10.3  Obligations to Company

     If a Participant becomes entitled to a benefit under the Plan and the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owing to it or an affiliate against the amount of benefits otherwise distributable to the Participant or Beneficiary. Such determination shall be made by the Committee.

10.4  Nonassignability

     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.5  Not a Contract of Employment

     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and neither the Participant nor the Participant's Beneficiary shall have any rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of Company to discipline or discharge him or her at any time.

10.6  Protective Provisions

     A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder.

10.7  Captions

     The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8  Governing Law

     The provisions of this Plan shall be construed, administered, and enforced according to and governed by the laws (other than conflict of law provisions) of the state of Ohio, except to the extent such laws are superseded by ERISA.

10.9  Validity

     In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10  Notice

     Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Committee, or to the Statutory Agent of FirstEnergy Corp. Notice to the Committee may be given to any member of the Committee and if mailed shall be addressed to the principal executive offices of FirstEnergy Corp. Notice mailed to the Participant shall be sent to the address set out in the Participant's most recent Participation Agreement or such other address as is given to the Committee by notice. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.11  Successors

     The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

     IN WITNESS WHEREOF, and pursuant to approval of the Compensation Committee of the Board on February 15, 1999, the Company has caused this instrument to be executed by its duly authorized officers effective as of January 1, 1999.

                         APPENDIX A


         1                             2                 3
Participating Company            Adoption Date    Termination Date
------------------------------------------------------------------
Ohio Edison Company             January 1, 1983
Pennsylvania Power Company      January 1, 1983
FirstEnergy Corp.               January 1, 1998
Cleveland Electric
 Illuminating Company           July 1, 1998
Toledo Edison Company           July 1, 1998
FirstEnergy Services            January 1, 1999
FirstEnergy Nuclear Operating
 Company                        January 1, 1999
FirstEnergy Fuel Marketing
 Company
===================================================================

                           APPENDIX B

                       Change in Control


     For purposes of the Plan, a "Change in Control" means any of the following:

     1. An acquisition by any person or entity of at least fifty percent (50%) (twenty-five percent (25%) if the acquiring person or entity proposes any individual for election to the Board of Directors or is represented by any member of the Board) of either the Company's outstanding common stock ("Outstanding Common Stock" ) or the combined voting power of the Company's outstanding voting securities ("Outstanding Voting Securities"). The following acquisitions will not constitute a Change in Control:

          (a) Any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

          (b)  Any acquisition by the Company;

          (c) Any acquisition by an employee benefit plan sponsored by the Company or one of its affiliates (e.g., the FirstEnergy Corp. Savings Plan);

          (d) Any acquisition pursuant to a merger or other form of reorganization or consolidation where the requirements of paragraph 3 below are satisfied.

     2. The current members of the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination to the Board was approved by at least a majority of the Directors then comprising the Incumbent Board shall be considered as though he or she were a member of the Incumbent Board, unless the individual first assumed office as a result of an actual or threatened proxy or election contest.

     3. Approval by the Company's shareholders of a reorganization, merger or consolidation, or of a sale or other disposition of all or substantially all of the assets of the Company, unless after the transaction each of the following requirements are satisfied:

          (a) All or substantially all of the holders of the Company's Outstanding Common Stock and Outstanding Voting Securities immediately prior the transaction, continue to hold at least seventy-five percent (75%) of the outstanding common stock and the combined voting power of outstanding voting securities of the corporation resulting from the reorganization, merger or consolidation (or of the corporation that purchased the assets of the Company, as the case may be) in the same proportions as they held the Company's Outstanding Common Stock and Outstanding Voting Securities immediately before the transaction.

                                 APPENDIX B

                             Change in Control
                                (Continued)

          (b) No person or entity owns twenty-five percent (25%) or more of the outstanding common stock or the combined voting power of outstanding voting securities of the corporation resulting from the reorganization, merger or consolidation (or of the corporation that purchased the assets of the Company, as the case may be). This twenty-five percent (25%) limitation does not apply to the Company, any employee benefit plan sponsored by the Company or such other corporation, or any person or entity who owned at least twenty-five percent (25%) of the Company's Outstanding Common Stock or Outstanding Voting Securities immediately prior to the transaction; and

          (c) At least a majority of the members of the Board of Directors of the corporation resulting from the reorganization, merger or consolidation (or of the corporation that purchased the assets of the Company, as the case may be), were members of the Incumbent Board of the Company at the time of the initial agreement providing for the reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company.

          4. Approval by the Company's shareholders of the complete liquidation or dissolution of the Company.

     However in no event will a Change in Control be deemed to have occurred, with respect to a Director, if the Director is part of a purchasing group which consummates the Change in Control transaction. The Director will be deemed "part of a purchasing group" for purposes of the preceding sentence if the Director is an equity participant or has agreed to become an equity participant in the purchasing company or group (excluding passive ownership of less than five percent (5%) of the voting securities of the purchasing company or ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the nonemployee, continuing members of the Board of Directors).